Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2016

RECORD FINANCIAL RESULTS

Company posts 43rd consecutive quarter of improved revenues and earnings

  Revenue increased 6.4% for the quarter and 5.9% for full year
  Net income up 19.7% for the quarter and 10.0% for the full year
  Earnings per diluted share rose 13.3% for the quarter to $0.17 from $0.15, and up 10.0% to $0.77 from $0.70 for the full year

ATLANTA, GEORGIA, January 25, 2017: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its fourth quarter and year ended December 31, 2016.

The Company recorded fourth quarter revenues of $385.6 million, an increase of 6.4% over the prior year’s fourth quarter revenue of $362.5 million. Rollins’ net income increased 19.7% to $38.0 million or $0.17 per diluted share for the fourth quarter ended December 31, 2016, compared to $31.7 million or $0.15 per diluted share for the same period in 2015.

For the full-year ended December 31, 2016, Rollins’ revenues rose 5.9% to $1.573 billion compared to $1.485 billion for the prior year. The Company’s net income for the year rose 10.0% to $167.4 million, or $0.77 per diluted share, compared to net income of $152.1 million, or $0.70 per diluted share last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “The positive performance we achieved in our fourth quarter and for the full year reflects the success of our 2016 initiatives. We were especially pleased that this year we again exceeded our revenue and profit plans, and we surpassed the $1.5 billion revenue milestone. The Fourth Quarter results represent our 43rd consecutive quarter of improved revenues and earnings.”

Mr. Rollins concluded, “We are excited about our Company’s opportunities for 2017. The Rollins culture of continuous improvement enables us to generate aggressive plans and new programs that should provide another successful year. We are very proud of our people who made 2016 possible and who will likewise be working diligently to achieve our 2017 objectives.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au,, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s being excited about its opportunities for 2017; and the expectation of another successful year and the achievement of the 2017 objectives. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2016	2015
ASSETS
Cash and cash equivalents	$142,785	$134,574
Trade accounts receivables, net	88,490	79,864
Financed receivables, net	15,968	13,830
Materials and supplies	13,724	12,801
Other current assets	29,204	28,365
Total Current Assets	290,171	269,434
Equipment and property, net	133,477	121,356
Goodwill	255,665	249,939
Customer contracts and other intangible assets, net	161,776	138,931
Deferred income taxes, net	41,877	40,665
Financed receivables, long-term, net	16,748	13,636
Other assets	16,824	14,690
Total Assets	$916,538	$848,651
LIABILITIES
Accounts payable	$30,284	$24,919
Accrued insurance, current	26,201	24,874
Accrued compensation and related liabilities	75,839	73,607
Unearned revenue	99,820	96,192
Other current liabilities	44,847	33,394
Total Current Liabilities	276,991	252,986
Accrued insurance, less current portion	32,023	30,402
Accrued pension	2,880	9,735
Long-term accrued liabilities	36,099	31,499
Total Liabilities	347,993	324,622
STOCKHOLDERS’ EQUITY
Common stock	217,792	218,553
Retained earnings and other equity	350,753	305,476
Total stockholders’ equity	568,545	524,029
Total Liabilities and Stockholders’ Equity	$916,538	$848,651

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES
Customer services	$385,614	$362,500	$1,573,477	$1,485,305
COSTS AND EXPENSES
Cost of services provided	192,995	182,235	772,348	735,976
Depreciation and amortization	13,829	11,340	50,902	44,522
Sales, general and administrative	126,321	117,601	490,528	463,742
Gain on sale of assets, net	(57)	(449)	(777)	(1,953)
Interest income, net	(4)	(26)	(160)	(160)
	333,084	310,701	1,312,841	1,242,127
INCOME BEFORE INCOME TAXES	52,530	51,799	260,636	243,178
PROVISION FOR INCOME TAXES	14,523	20,050	93,267	91,029
NET INCOME	$38,007	$31,749	$167,369	$152,149

NET INCOME PER SHARE - BASIC AND DILUTED	$0.17	$0.15	$0.77	$0.70

Weighted average shares outstanding - basic and diluted	217,819	218,585	218,244	218,583

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Twelve Months 2016 results on

Wednesday, January 25, 2017 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-533-7619 domestic;

785-830-1923 international
at least 5 minutes before start time.

REPLAY: available through February 1, 2017

Please dial 888-203-1112/719-457-0820, Passcode: 2262830

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com